Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-3 Nos. 333-199107, 333-213590, 333-215460, and 333-219987) of Fate Therapeutics, Inc., and
2.

Registration Statements (Form S-8 Nos. 333-191576, 333-194625, 333-202690, 333-209392, 333-211484, 333-215880, and 333-219989) pertaining to the 2007 Equity Incentive Plan, the 2013 Stock Option and Incentive Plan, 2013 Employee Stock Purchase Plan, and the Inducement Equity Plan of Fate Therapeutics, Inc.;

of our report dated March 5, 2018, with respect to the consolidated financial statements of Fate Therapeutics, Inc. included in this Annual Report (Form 10-K) of Fate Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

San Diego, California

March 5, 2018